      As filed with the Securities and Exchange Commission on May 18, 1998
                                                     Registration No. 333-______

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -----------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -----------------
                                HAYES CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                               -----------------
           Delaware                                            52-1987873
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                           Identification Number)

                                                                                            James A. Jones
                                                                                       Chief Financial Officer
                 5854 Peachtree Corners East                                         5854 Peachtree Corners East
                   Norcross, Georgia 30092                                             Norcross, Georgia 30092
                       (770) 840-9200                                                      (770) 840-9200
(Address, including Zip Code, and Telephone Number, Including     (Address, including Zip Code, and Telephone Number, Including Area
  Area Code, of Registrant's Principal Executive Offices)                            Code, of Agent for Service)

                                    Copy to:
                             G. Donald Johnson, Esq.
                           Elizabeth O. Derrick, Esq.
                      Womble Carlyle Sandridge & Rice, PLLC
                        1275 Peachtree Street, Suite 700
                             Atlanta, Georgia 30309
                                 (404) 872-7000

                               -----------------

         Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this registration statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               -----------------

                        CALCULATION OF REGISTRATION FEE


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       Title of Each Class of      Amount to be          Proposed Maximum                Proposed Maximum              Amount of
     Securities to be Registered   Registered (1)   Offering Price Per Share (2)    Aggregate Offering Price(2)    Registration Fee

-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value            617,190            $   4.3125                     $   2,661,632                  $ 786
-----------------------------------------------------------------------------------------------------------------------------------

(1) Represents 617,190 shares of Common Stock issuable pursuant to the exercise of certain warrants issued by the Company. Pursuant to Rule 416, this Registration Statement also covers an indeterminable number of additional shares of Common Stock issuable as a result of any future adjustments resulting from stock splits, stock dividends or similar transactions in accordance with the terms of such warrants.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, and constitutes the last reported sale of the Common Stock as reported on the NASDAQ National Market on May 11, 1998.
                               -----------------
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

                   Subject to Completion, Dated May 18, 1998

PROSPECTUS

                                 617,190 SHARES

                               HAYES CORPORATION

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

         This Prospectus relates to 617,190 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock), of Hayes Corporation, a Delaware corporation formerly known as Access Beyond, Inc. (the "Company"), that may be offered and sold from time to time by the selling stockholders named herein (the "Selling Stockholders"). The shares are issuable upon the exercise of warrants (the "Warrants") issued to the Selling Stockholders pursuant to the Board Incentive Warrant Plan of Hayes Microcomputer Products, Inc., a predecessor of the Company. The Warrants currently entitle the Selling Stockholders to purchase up to the aggregate number of shares set forth above at an exercise price of $0.463 per share, subject to certain adjustments, at any time or times prior to December 31, 2002, the expiration date of the Warrants.

         This Prospectus also relates to the offer and sale by the Selling Stockholders of any and all additional shares of Common Stock issuable as a result of any future adjustments resulting from stock splits, stock dividends or similar transactions in accordance with the terms of the Warrants.

         The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. To the extent the Company receives proceeds from the exercise of Warrants, the Company will apply such proceeds to general corporate purposes.

         Pursuant to the Prospectus, the Shares may be sold by the Selling Stockholders, from time to time while the Registration Statement to which this Prospectus relates is effective, on the NASDAQ National Market System ("NASDAQ/NMS") or otherwise at prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices. Although none of the Selling Stockholders has advised the Company of the manner in which it currently intends to sell the Shares pursuant to this Registration Statement, the Selling Stockholders may choose to sell all or a portion of such Shares from time to time in any manner described herein. See "Plan of Distribution."

                 THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH
                  DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING
                                ON PAGE 5 HEREOF.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY SUCH STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Common Stock of the Company is quoted on NASDAQ/NMS under the symbol "HAYZ." On May 11, 1998, the reported closing sales price of the Common Stock on NASDAQ/NMS was $4.0625 per share.

                 THE DATE OF THIS PROSPECTUS IS MAY ___, 1998.

         The Company will bear all expenses (other than underwriting discounts and selling commissions, state and local transfer taxes, and fees and expenses of counsel or other advisers to the Selling Stockholders) in connection with the registration of the Shares, which are estimated to be $8,500.

         All dealers effecting transactions in the securities offered hereby may be required to deliver a copy of this Prospectus. The names of any agent or dealer and applicable commissions or discounts and other information with respect to a particular offer may be required to be set forth in an accompanying Prospectus Supplement.

         Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copies may be obtained at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's web site can be accessed at http://www.sec.gov. Any such reports, proxy statements and other information filed or to be filed by the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. The Common Stock is traded on NASDAQ/NMS, and the Company's reports (and proxy and information statements when filed) may be inspected at the offices of The NASDAQ Stock Market, Inc., located at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a registration statement on Form S-3 and amendments thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to such Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the securities offered hereby. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. In each instance, for a more complete description of the matter involved, reference is made to such contract, agreement or other document filed as an exhibit to the Registration Statement, and the Registration Statement shall be deemed qualified in its entirety by such reference.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The documents listed below are incorporated by reference in this Registration Statement, and all documents concurrently and subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such document.

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1998;

         (2) The Company's Current Report on Form 8-K, as filed with the Commission on January 9, 1998;

         (3) The Company's Current Report on Form 8-K, as filed with the Commission on January 23, 1998;

         (4) The Company's Current Report on Form 8-K, as filed with the Commission on January 23, 1998;

         (5) The Company's Current Report on Form 8-K, as filed with the Commission on April 24, 1998;

         (6) The description of the Company's Common Stock contained in the Company's Form 8-A/A dated May 15, 1998.

         For purposes of this Registration Statement, any statement contained in a document incorporated by or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

         The Company shall furnish without charge to each person, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests for such documents should be directed to James A. Jones, Chief Financial Officer, Hayes Corporation, P.O. Box 105203, Atlanta, Georgia 30348, and the phone number at that address is (770) 840-9200.

                                   THE COMPANY

         The Company, directly and through its subsidiaries, is in the business of designing, manufacturing, marketing and supporting computer communications products for business, government, small office, professional and individual consumers worldwide through the sales of modem, network access and broadband products. On December 30, 1997 (the "Effective Time"), the Company, then known as Access Beyond, Inc. ("ACCB"), effected a merger (the "Merger") pursuant to which Hayes Microcomputer Products, Inc. (with its subsidiaries, "Hayes Microcomputer") became a wholly-owned subsidiary of the Company, the Company changed its name to Hayes Corporation and the shareholders of Hayes Microcomputer became the owners of approximately 79% of the outstanding equity securities of the Company.

         The Company's principal executive offices are located at 5854 Peachtree Corners East, Norcross, Georgia 30092, telephone (770) 840-9200.

                                  RISK FACTORS

         Investors should be aware that ownership of the Common Stock of the Company involves certain risks, including those described below, which could adversely affect the value of their holdings of Common Stock. The Company does not make, nor has it authorized any other person to make, any representation about the future market value of the Company's Common Stock. Portions of this Prospectus and the documents incorporated or deemed to be incorporated herein by reference contain certain "forward looking" statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward looking statements. Factors that might cause such a difference include, but are not limited to, market acceptance of the Company's products and services, other factors discussed in the Prospectus or the documents incorporated or deemed to be incorporated herein by reference herein as well as factors discussed in other filings made with the Securities and Exchange Commission. Although the Company believes that the assumptions underlying the forward looking statements are reasonable, any of the assumptions could prove inaccurate, and therefore, there can be no assurance that the forward looking statements will prove to be accurate. In addition to the other information contained in this Prospectus or the documents incorporated or deemed to be incorporated herein by reference herein, the following factors should be considered carefully in evaluating an investment in the Shares offered hereby.

ABSENCE OF PROFITABLE OPERATIONS

         The Company has not been profitable since its fiscal year ending September 30, 1993. On November 15, 1994, Hayes Microcomputer filed a petition for relief under Chapter 11 of the United States Bankruptcy Code due to its inability to pay its debts on a current basis. Although Hayes Microcomputer consummated a court approved Reorganization Plan on April 16, 1996 and closed the bankruptcy on October 9, 1997, it had accumulated losses of approximately $103.3 million from April 16, 1996 through January 3, 1998.

         The Company has financed its losses from operations primarily through private sales of equity securities, borrowings under credit facilities and sale of assets. There can be no assurance that the Company will achieve profitability, or that the Company will be able to increase sales of its products to an amount which will generate adequate cash for operational and capital needs.

LIMITED TRADING HISTORY OF THE COMMON STOCK

         The Common Stock has a limited history as a publicly traded security. The price for the Common Stock is determined in the market place and may be influenced by many factors, including the operating performance of the Company, the depth and liquidity of the market for the Common Stock, investor perception of the Company and general economic and market conditions. There can be no assurance that an orderly market for the Common Stock will be sustained, and the prices at which the Common Stock is traded may fluctuate significantly.

DEPENDENCE ON KEY MANAGEMENT

         If the Company is to be successful, its success will be due in large part to the performance of Messrs. Dennis Hayes, Ronald Howard and P.K. Chan, and, to a lesser extent, other key management personnel. Although the Company has employment agreements with Messrs. Hayes, Howard and Chan which provide for their continued employment, no assurance can be given that the Company will be able to retain their services or the services of any other key management personnel. The loss of the services of one or more of the Company's senior management could have a material adverse effect upon the Company's business, operating results and financial condition.

RISKS RELATING TO THE INTEGRATION OF THE BUSINESSES

         There can be no assurance that the economies which the Company expects to realize as a result of the combination of the businesses of ACCB and Hayes Microcomputer in the Merger will be achieved, or that the personnel from the two companies will be successfully integrated.

         In order for such integration to be successful, the general and administrative operations, research and development operations and sales and marketing operations of Hayes Microcomputer and ACCB must be combined. There can be no assurance that the Company will be successful in integrating such operations. There is no assurance that the Company will not encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations without disruption to overall operations. In addition, the combination may adversely affect the Company's operating results because of many factors, including the diversion of management time and resources and required operating adjustments. There can be no assurance that the Company will successfully integrate or achieve the anticipated benefits of its expanded operations.

TECHNOLOGICAL CHANGES

         The market for networking and modem products is subject to rapid technological change, evolving industry standards and frequent new product introductions and, therefore, requires a high level of expenditures for research and development. The Company may be required to incur significant expenditures to develop new integrated product offerings. There can be no assurance that customer demand for products integrating network connectivity and remote access technologies will grow at the rate expected by the Company, that the Company will be successful in developing, manufacturing and marketing new products or product enhancements that respond to these customer demands or to evolving industry standards and technological change, that the Company will not experience difficulties that could delay or prevent the successful development, introduction, manufacture and marketing of these products (especially in light of the increasing design and manufacturing complexities associated with the integration of technologies), or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. The Company's business, operating results and financial condition may be materially and adversely affected if the Company encounters delays in developing or introducing new products or product enhancements or if such product enhancements do not gain market acceptance. In order to maintain a competitive position, the Company must also continue to enhance its existing products and there is no assurance that it will be able to do so. The Company will be required to continue to make significant investment in research and development to refine its products and to continue to develop additional products. A major portion of future revenues is expected to come from new products and services. The Company cannot determine the ultimate effect that new products will have on its revenues or earnings. The rapid technological change and short life span of networking and modem products subject the Company to the risk of inventory obsolescence, customer product returns and unfavorable manufacturing costs as a result of disruption to manufacturing schedules.

         In 1997, the modem industry introduced modems that provide a throughput capacity of 56kbs compared to the industry standard of 33.6kbs. Until February 1998 the industry had not determined a standard for 56kbs modems and there were two competing 56kbs technologies. Hayes Microcomputer introduced 56kbs products in early 1997 and sold products using either K56 Flex or X2 technologies. Demand for 56kbs products has been slow to develop and a substantial portion of the Company's revenues continue to be for 33.6kbs products. The Company's modem revenues could be adversely impacted by obsolescence charges, channel inventory returns and unfavorable manufacturing variances if there was a sudden change in demand for 56kbs vs 33.6kbs products.

COMPETITION

         The computer communications industry is highly competitive and competition is expected to intensify. There are numerous companies competing in various segments of the network management and remote access markets. Competitors include Ascend Communications, Shiva Corporation, Cisco Systems, Inc., 3 Com Corporation ("3Com"), Microcom, Inc. ("Microcom") and Bay Networks, Inc., among others.

         The Company's modem products compete with those of 3Com, AT&T Corp., Multi Tech Corp., Motorola, Inc. and others. 3Com is one of HMP's most significant competitors in the retail modem market. Other competitors of HMP in the retail modem market include Golden Video Corporation ("GVC"), Boca Research, Inc. ("Boca"), Zoom Telephonics, Inc. ("Zoom"), Diamond Multimedia Systems, Inc. ("Diamond") and others.

         There are many other companies engaged in the research, development and commercialization of products similar to the Company's modem, network access and broadband products. Some of the Company's competitors and potential competitors possess significantly greater capital, marketing, technical and other competitive resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, to devote greater resources to the promotion and sale of their products, or to devote greater resources to the development of new products than can the Company.

         The Company's products are subject to significant price competition, and management expects that it will face increasing pricing pressures from competitors. Accordingly, there can be no assurance that the Company will be able to provide products that compare favorably with the products of the Company's competitors or that competitive pressures will not require the Company to reduce its prices. Any material reduction in the price of the Company's products would negatively affect net margins as a percentage of net revenues and would require the Company to increase sales to maintain or increase net income.

IMPORTANT CONSIDERATIONS RELATED TO FORWARD-LOOKING STATEMENTS

         This Prospectus contains or incorporates by reference certain forward looking statements within the meaning of Section 27A of the Securities Act, and
Section 21E of the Securities Exchange Act of 1934, as amended (the"Exchange Act"), which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward looking statements involve risks and uncertainty including, without limitation, the ability of the Company to implement its strategy and identify new market and product opportunities, product development costs, future return rates of the Company's products, the dependence of the Company on certain customers and manufacturers, as well as general market conditions, competition and pricing. Although the Company believes that the assumptions underlying the forward looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward looking statements contained in this Prospectus or the documents incorporated or deemed to be incorporated herein by reference, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

OPTION PLANS - SHARES ELIGIBLE FOR FUTURE SALE AND DILUTION

         In March 1997, the stockholders of the Company, at a special meeting, approved and ratified two stock option plans of the Company - the Amended and Restated 1996 Incentive Stock Option Plan (the "Incentive Plan") and the Amended and Restated 1996 Non-employee Directors' Stock Option Plan (the "Directors' Plan"). The Company is authorized to issue options to purchase up to an aggregate of 666,667 shares of Common Stock under the Incentive Plan and options to purchase an aggregate of 83,333 shares of Common Stock under the Directors' Plan. As of May 1, 1998, the Company had outstanding options to purchase an aggregate of 458,632 shares under the Incentive Plan and options to purchase an aggregate of 33,333 shares under the Directors' Plan. Holders of Common Stock could experience dilution in possible future earnings per share in the event that a large number of options are exercised. Furthermore, in October 1997, the Company registered the resale of the shares of Common Stock issuable upon the exercise of options granted under the Incentive Plan and the Directors' Plan, which registration allows such shares to be freely tradeable in the public market immediately following exercise of such options, subject to certain volume limitations for options exercised by directors and executive officers of the Company.

         In addition, in connection with the Merger, each outstanding option to purchase Hayes Microcomputer Common Stock (the "Hayes Microcomputer Options") granted under the Hayes Stock Option Plan, adopted on June 4, 1996, as amended effective October 22, 1996 (the "Hayes Microcomputer Option Plan") and each Warrant held by the Selling Stockholders were assumed by the Company in accordance with the terms of such option or Warrant, and converted into rights to purchase shares of the Company's securities. As of May 1, 1998, Hayes Microcomputer Options to purchase 1,470,985 shares of Company Common Stock shares of Company Common Stock are exercisable. The Warrants are all currently exercisable. Holders of Common Stock could experience dilution in possible future earnings per share in the event that a large number of Hayes Microcomputer Options or Warrants are exercised. The Company has registered the resale of the shares of Common Stock issuable upon the exercise of the Hayes Microcomputer Options, which registration allows such shares to be freely tradeable in the public market immediately following exercise of such Hayes Microcomputer Options.

OTHER ISSUANCES - SHARES ELIGIBLE FOR FUTURE SALE AND DILUTION

         The Company may use shares of its Common Stock to acquire assets, technology, license rights and/or other companies to develop and expand its product lines. Future issuances of Common Stock in connection with such acquisitions could, individually or in the aggregate, adversely affect the market price of the Common Stock.

         The Company entered into a Preferred Stock Investment Agreement dated November 12, 1997 (the "Preferred Stock Investment Agreement") pursuant to which the Company had sold 44,999 shares of its 6% Cumulative Convertible Preferred Stock (the "6% Preferred Stock") for $45.0 million.

         Pursuant to the Preferred Stock Investment Agreement, the Company's 6% Convertible Stock is convertible into shares of Common Stock at a conversion price equal to the lesser of $24.00 per share or 85% of the average closing bid price of Common Stock on the NASDAQ/NMS (or other market) for the five consecutive trading days prior to the date of the notice of conversion, subject to adjustment in certain circumstances. Accordingly, conversion of the 6% Convertible Stock will be below the market price of the Common Stock, will be dilutive and could individually or in the aggregate, adversely affect the market price of the Common Stock.

REGISTRATION AND LISTING OBLIGATIONS

          The Registration Rights Agreement entered into in connection with the Preferred Stock Investment Agreement required the Company to promptly register and cause to be listed the common shares underlying the 6% Convertible Stock and underlying any warrants which are issued and to maintain such registration statement and listing. If (i) the Company fails to effect such registration and listing within the applicable time periods or (ii) an investor's ability to sell registered shares is suspended for various reasons, including failure of the Company to maintain the effectiveness of such registration statement or listing for more than a specified number of days or (iii) the Company fails to comply with a conversion notice and such event continues for more than a specified number of days, then the Company is required to make payments to the investors in an amount equal to 2% per month of the liquidation preference for each month (or portion thereof) during which such failure continues and, under certain circumstances, the Company may be required to (i) purchase the 6% Convertible Stock for an amount equal to the liquidation preference divided by 85%, and issue warrants and (ii) purchase shares of Common Stock issued upon conversion of the 6% Convertible Stock and upon exercise of warrants for a purchase price equal to the closing bid price as of the time of the issuance of such underlying shares.

PRODUCT PROTECTION AND INTELLECTUAL PROPERTY

         The Company, like many other companies in the network access, modem and broadband industry, anticipates that it will rely upon rights granted through licenses from third parties for a substantial amount of proprietary information used to develop its products; however, some companies may decide not to grant such licenses and may seek to protect their proprietary rights in such technological information. Accordingly, there can be no assurance that the Company will be able to continue obtaining additional rights to utilize proprietary technological information necessary to develop its products. Because of the existence of a large number of patents in the computer communications field and the rapid rate of issuance of new patents, it is not economically practical to determine in advance whether a product or any of its components infringe patent rights of others. In the event of any infringement, the Company believes that, based upon industry practice, necessary licenses or rights under such patents may be obtained on terms that should not have a material adverse effect on the Company's consolidated financial position or results of operations. However, there can be no assurance in this regard.

         The Company relies on a combination of patent, trade secret, copyright and trademark laws, nondisclosure and other contractual provisions and technical measures to protect its proprietary and intellectual property rights in its products. The Company has received from time to time and may receive in the future, communications from third parties asserting intellectual property rights relating to its products and technologies. There can be no assurance that these protections will be adequate to protect the Company's proprietary rights or that the Company's competitors will not independently develop products that are substantially equivalent or superior to the Company's products. There can be no assurance that third parties will not assert infringement claims against the Company. The loss of proprietary technology or a successful claim against the Company could have a material adverse effect on the Company's financial condition or results of operations.

         To the extent that the Company increases sales in international markets, its exposure in countries with less protection of intellectual property laws is increased.

CERTAIN ANTI-TAKEOVER EFFECTS

         The Company's Certificate of Incorporation includes certain provisions that are intended to prevent or delay the acquisition of the Company by means of a tender offer, proxy contest or otherwise. Specifically, the Certificate of Incorporation provides for a classified board of directors, classified into three classes with terms of three years each. In addition, the Certificate of Incorporation authorizes the Company Board to issue preferred stock without further stockholder approval, which could have dividend, redemption, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. Finally, the Company is subject to Section 203 of the Delaware General Corporation Law (the "DGCL") which limits transactions between a publicly held company and "interested stockholders" (generally those stockholders who, together with their affiliates and associates, own 15% or more of a company's outstanding capital stock). Any one of, or a combination of, the above anti-takeover provisions could discourage a third party from attempting to acquire control of the Company. The Incentive Plan and the Directors' Plan provide for acceleration of stock options upon a change in control of the Company, which may have the effect of making an acquisition of control of the Company more expensive. These plans may also inhibit a change in control of the Company. In addition, certain Company officers have severance compensation agreements with the Company that provide for substantial cash payments and acceleration of other benefits in the event of specified corporate changes related to the Company, including a change in control of the Company.

DIVIDENDS

         The Company does not anticipate paying dividends on its Common Stock in the foreseeable future. The holders of 6% Convertible Stock are entitled to receive cumulative dividends at the rate of six percent per annum on the liquidation preference, payable annually on December 31 of each year, in cash, Common Stock or by adding the amount thereof to the liquidation preference. Holders of the Company's Series A Preferred Stock, $.01 purchase per share (the "Series A Preferred Stock") will be entitled to receive, as and when declared by the Company Board, cumulative compounding dividends at the rate of 10% per annum of the original issue price per share of the Series A Preferred Stock. No dividends may be paid on the Common Stock unless all accrued and unpaid dividends on the Series A Preferred Stock and the 6% Convertible Stock are paid.

         Pursuant to a loan and security agreement dated February 20, 1998, the Company may not declare or pay any dividends, except dividends payable solely in shares of capital stock, or make any other payments on its capital stock, without the consent of the lender.

INTERNATIONAL BUSINESS

         In fiscal 1997, international sales of the Company's products accounted for approximately 38% of net sales. These sales were primarily to customers in Europe and the Asia Pacific region. The Company anticipates that international sales will continue to account for a significant portion of the Company's net sales in the foreseeable future. As a result, the Company's operating results will be subject to risks inherent in international sales, including tariffs or other barriers, difficulties in staffing and managing international operations, fluctuations in foreign currency exchange rates, compliance with international regulations, approval and market requirements, and volatility of international economic conditions. One or more of these factors may have a material adverse effect on the Company's future international sales and, consequently, on the Company's operating results.

         The Company procures products from offshore vendors primarily in U.S. dollars and to a lesser extent, British Sterling and Hong Kong dollars. Although the Company has not experienced material gains or losses from foreign currency fluctuations, if its international procurement activities increases it could be subject to increased risk due to such fluctuations. The Company anticipates it will adopt hedging strategies if the risks associated with foreign currency fluctuations materially increase.

PRODUCT RETURNS, PRICE PROTECTION AND WARRANTY CLAIMS

         Like other manufacturers of computer products, the Company is exposed to the risk of product returns from wholesale distributors, resellers and retailers, either through contractual stock rotation privileges or as a result of the Company's interest in assisting customers in balancing inventories. Although the Company attempts to monitor and manage the volume of sales to wholesale distributors and retailers, large shipments in anticipation of sales by wholesale distributors and retailers could lead to substantial overstocking by their wholesale distributors and lead to higher than normal returns. Moreover, the risk of product returns may increase if demand for the Company's products declines. When the Company reduces its prices, the Company credits its respective wholesale distributors and retailers for the difference between the purchase price of products remaining in their inventory and the reduced price for such products on terms negotiated with the Company, which could have a material adverse effect on the operating results of the Company if such credits were in excess of reserves established by the Company.

         The Company's standard two-year warranty permits customers to return product for repair or replacement if the product does not perform as warranted. In the U.S. and Canada only, the Company also offers its customers the option of an additional three-year warranty upon completion of a registration card within 90 days of purchase. The Company to date has not encountered material warranty claims or liabilities. The Company has established reserves for product returns, price protection and warranty claims which management believes are adequate. There can be no assurance that product returns, price protection and warranty claims will not have a material adverse effect on future operating results of the Company.

DEPENDENCE ON SUPPLIERS

         Material and components for the Company's products are purchased from outside suppliers. While most components are available from several suppliers, a few are provided from sole-source vendors. The Company believes that in most cases alternative sources of supply could be obtained within a reasonable time period; however, an interruption in the supply of such components could have a temporary adverse effect on the Company's operations. In addition, although readily interchangeable items are available from several suppliers, many of the components that are incorporated in the Company's products, such as integrated circuits and discrete components, are in limited supply and are allocated throughout the industry. Like others in the computer industry, the Company has, from time to time, experienced difficulty in obtaining certain components. While the Company has entered into supply arrangements with certain suppliers, including Lucent Technologies, Inc. and Rockwell

International Corporation ("Rockwell") regarding a supply of components, there can be no assurance that these suppliers will continue to meet the Company's requirements. There can be no assurance that severe shortages of components will not occur in the future which could increase the cost or delay the shipment of products and have a material adverse effect on the Company's operating results.

SALES CHANNEL RISKS

         The Company sells its products primarily through national, regional and international wholesale distributors, national corporate resellers, computer superstores and mail order. Sales to wholesale distributors accounted for a significant share of the Company net sales in fiscal 1997. The personal computer distribution industry has been characterized by rapid change, including consolidations and financial difficulties of wholesale distributors and the emergence of alternative distribution channels. the Company is dependent upon the continued viability and financial stability of its wholesale distributors. The loss or ineffectiveness of any of the Company's largest wholesale distributors or a number of its smaller wholesale distributors could have a material adverse effect on the Company's operating results. In addition, an increasing number of vendors are competing for access to wholesale distributors which could adversely affect the Company's ability to maintain the Company's existing relationships with its wholesale distributors or could negatively impact sales to such distributors.

         The Company is dependent on the continued viability and financial stability of its national resellers. The loss or ineffectiveness of any of the Company's largest national resellers or a number of its smaller national resellers could have a material adverse effect on the Company's operating results.

         Due to increased competition for limited shelf space, retailers are increasingly in a better position to negotiate favorable terms of sale, including price discounts and product return policies. There can be no assurance that the Company will be able to sustain or increase its sales to retailers, which could have a material adverse effect on the Company's operating results.

         The OEM modem market has grown to approximately 50% of the overall modem market. The Company has not participated substantially in the OEM modem market for the last two years and the Company can give no assurance that it will be able to successfully penetrate this market.

IMPLEMENTATION OF NEW INFORMATION SYSTEM

         The Company is currently involved in the replacement of its information systems with software, which is Year 2000 compliant, from Oracle Corporation. The implementation of a new information system could cause disruption to work efficiency. There can be no assurance that the project will be completed within the budgeted time schedule or costs. To the extent that the project is not completed timely or within the budgeted costs, the Company's business and financial condition could be adversely affected.

ELECTION OF DIRECTORS AND OTHER STOCKHOLDER MATTERS

         As a result of the Shareholder's Agreement among each of the former shareholders of Hayes Microcomputer and Mr. Ronald Howard, the Company's Vice-Chairman and Chief Executive Officer, certain shareholders, who own substantially more than 50% of the Common Stock, without regard to the conversion of the 6% Convertible Stock, will control the election of a majority of the directors. These shareholders consist of Mr. Howard, Rinzai Limited, Dennis C. Hayes and Chestnut Capital Limited Partnership, a limited partnership controlled by Dennis C. Hayes. Such agreement will remain effective for so long as certain shareholders own at least ten (10%) percent of the outstanding shares of the Company. Such persons will also be able to control the taking of action which requires approval by stockholders, since they will own more than a majority of the outstanding shares of the Company.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares. To the extent the Warrants are exercised, the Company will apply the proceeds thereof to its general corporate purposes.

                              SELLING STOCKHOLDERS

         The Selling Stockholders are Sui Mei Jone and Chiang Lam, each of whom beneficially owns a Warrant to Purchase 308,595 shares of Common Stock or approximately 1.5% of the number of shares of the Company's Common Stock calculated in accordance with Section 13(a) of the Securities Exchange Act of 1934. The shares may be purchased by exercise of the Warrants at exercise price of $0.463 per share, subject to certain adjustments. The Warrants were issued prior to the Merger in 1996 pursuant to the Hayes Microcomputer Board Incentive Warrant Plan. All of the shares of Common Stock beneficially owned by the Selling Stockholders may be offered and sold pursuant to this Prospectus.

         Mr. Sui Mei Jone purchased the Warrant to purchase 308,595 shares of Common Stock from Mina Hayes. Ms. Hayes was a director of Hayes Microcomputer from April 1996 to December 1997.

         Mr. Lam has been a director of the Company since the Effective Date of the Merger and a director of Hayes Microcomputer from 1996 to the present.

                              PLAN OF DISTRIBUTION

         Pursuant to the Prospectus, the Shares may be sold by the Selling Stockholders, from time to time while the Registration Statement to which this Prospectus relates is effective, on the NASDAQ/NMS or otherwise at prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices. Although none of the Selling Stockholders has advised the Company of the manner in which it currently intends to sell the Shares pursuant to this Registration Statement, the Selling Stockholders may choose to sell all or a portion of such Shares from time to time in any manner described herein. The methods by which the Shares may be sold by the Selling Stockholders include, without limitation:
(i) ordinary brokerage transactions, which may include long or short sales, (ii) transactions which involve crosses or block trades or any other transactions permitted by the NASDAQ/NMS, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus,
(iv) "at the market" to or through market makers or into an existing market for the Common Stock, (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (vi) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise), or (vii) any combination of any such methods of sale. In effecting sales, brokers and dealers engaged by any of the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker or dealer is unable to do so acting as agent for the Selling Stockholders, may purchase as principal any unsold shares at the price required to fulfill such broker or dealer commitment to the Selling Stockholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other brokers or dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices and in connection with the methods as described above. The Shares may be sold directly by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest.

         The Company will maintain the effectiveness of the registration of the Shares offered hereby until the earlier of (i) December 30, 2002 or (ii) the date on which the Shares offered hereby, in the opinion of counsel, may be sold by the Selling Stockholders pursuant to Rule 144 of the Securities Act. Any Shares which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus. There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby.

         The Company is bearing all of the costs relating to the registration of the Shares other than commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the Shares, state and local transfer taxes, and fees and expenses of counsel or other advisers to the Selling Stockholders, all of which will be borne by the Selling Stockholders. The Company will not receive any of the proceeds from this offering.

         Pursuant to the terms of the Warrants and a Shareholders' Agreement dated July 29, 1997, the Company has agreed to indemnify the Selling Stockholders, any person who controls a Selling Stockholder, and any underwriters for the Selling Stockholders, against certain liabilities and expenses arising out of or based upon the information set forth in this Prospectus, and the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act, and if such indemnification is held by a court to be unavailable, to contribute to the amount of such liabilities and expenses.

         The Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

         Because the Selling Stockholders may be deemed to be underwriters, the Selling Stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event the Selling Stockholders are deemed underwriters and a sale of shares is deemed to be a "distribution" or part of a distribution of the Shares, such Selling Stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M prohibits, with certain exceptions, any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby has been passed upon by Womble Carlyle Sandridge & Rice, PLLC, outside legal counsel to the Company.

                                     EXPERTS

         The consolidated financial statements of the Company and its subsidiaries as of December 31, 1995 and 1996 and January 3, 1998 and for the years ended September 30, 1994 and 1995, the three months ended December 31, 1995 and the years ended December 31, 1996 and January 3, 1998 incorporated in this Prospectus by reference have been audited by Coopers & Lybrand LLP, independent accountants, as stated in their reports, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. For accounting purposes, the Merger has been treated as the acquisition of ACCB by Hayes Microcomputer with Hayes Microcomputer as the acquiror. The historical financial statements of the Company prior to December 30, 1997 are those of Hayes Microcomputer.

===============================================================================





         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy the securities by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                                -----------------

                                TABLE OF CONTENTS

                                                                     Page

AVAILABLE INFORMATION...................................................3
INCORPORATION OF DOCUMENTS BY REFERENCE.................................3
THE COMPANY.............................................................4
RISK FACTORS............................................................4
USE OF PROCEEDS........................................................12
SELLING STOCKHOLDERS...................................................12
PLAN OF DISTRIBUTION...................................................12
LEGAL MATTERS..........................................................13
INDEPENDENT ACCOUNTANTS................................................13
EXPERTS................................................................14



===============================================================================


                                 617,190 SHARES

                                  COMMON STOCK

                                HAYES CORPORATION

                                -----------------
                                   PROSPECTUS
                                 MAY ____, 1998
                                -----------------

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC Registration Fee...................................................$  740
Legal Fees and Expenses................................................$5,000
Accountants' Fees and Expenses.........................................$2,000
Printing and Engraving Fees............................................$  500
Miscellaneous..........................................................$  260

         TOTAL.........................................................$8,500
                                                                       ======

----------------
*  All amounts are estimated other than the SEC Registration fee.


ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under the Delaware General Corporation Law, a corporation may indemnify any director, officer, employee or agent against expense (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor -- a "derivative action") if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

         The Company's Certificate of Incorporation provides, among other things, that the Company shall indemnify any person who is or was a director or officer of the Company who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he (i) is or was a director or officer of the Company, or (ii) is or was serving at the request of the Company as director, officer, employee, agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

ITEM 16.     EXHIBITS.

Exhibit No.  Description
4.1 Restated Certificate of Incorporation of the Company, incorporated by reference as Exhibit 3.1 from the Company's Registration
             Statement on the Form S-1, as amended (Commission File Number
             333-1074).

4.2          Restated Bylaws of the Company, incorporated by reference from
             Exhibit 3.2 of the Company's Annual Report on the Form 10-K for the fiscal year ended January 3, 1998.

5.1 Opinion of Womble Carlyle Sandridge & Rice, PLLC regarding legality.

23.1         Consent of Womble Carlyle Sandridge & Rice, PLLC (contained in
             Exhibit 5.1 hereto).

23.2         Consent of Coopers & Lybrand L.L.P.

24.1 Power of Attorney (included on the signature page to this Registration Statement).

ITEM 17.     UNDERTAKINGS.

             (a)  The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                        (iii) to include any material information with respect
                              to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic report filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Norcross, State of Georgia, on May 14, 1998.

                                       HAYES CORPORATION


                                       By:   /s/ Dennis Hayes
                                          -------------------------------------
                                          Dennis Hayes
                                          Chairman

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis C. Hayes and Ronald A. Howard and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and against, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

         Signature                          Title                                                     Date
         ---------                          -----                                                     ----

 /s/ Dennis Hayes                           Chairman and Director                                    May 14, 1998
----------------------------------
Dennis Hayes

 /s/ Ronald Howard                          Chief Executive Officer                                   May 14, 1998
----------------------------------          (Principal Executive Officer),
Ronald Howard                               Vice Chairman and Director

 /s/ James Jones                            Senior Vice President and Chief Financial Officer         May 14, 1998
----------------------------------          (Principal Financial Officer)
James Jones

 /s/ P.K. Chan                              President, Chief Operating                                May 14, 1998
----------------------------------          Officer and Director
P.K. Chan

 /s/ Barbara Perrier Dreyer                 Director                                                  May 14, 1998
----------------------------------
Barbara Perrier Dreyer

 /s/ Chiang Lam                             Director                                                  May 14, 1998
----------------------------------
Chiang Lam

 /s/ S.P. Quek                              Director                                                  May 14, 1998
----------------------------------
S.P. Quek

 /s/ M.C. Tam                               Director                                                  May 14, 1998
----------------------------------
M.C. Tam